Exhibit 99.1

Contact:	Richard J. Lieb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800
For Immediate Release
Greenhill to Focus Entirely on Advisory Business
Following Agreement to Separate from Merchant Banking Activities Over Time
Value of Principal Investments Portfolio to be Realized Over Time and Primarily Returned
to Shareholders Via Share Repurchases and Dividends
NEW YORK, Oct. 28, 2009— Greenhill & Co., Inc. (“Greenhill”) (NYSE: GHL) today announced a plan to focus entirely on its client advisory business following an agreement to sell the right to launch successor funds to its three merchant banking funds and thereby transition out of merchant banking activities over time. The key elements of the sale agreement and related plans are as follows:
•	The sale price will be $25 million, payable principally in Greenhill common stock, which will be retired. The purchaser will be an entity formed by Robert H. Niehaus, Chairman of Greenhill Capital Partners. Completion of the transaction is expected to occur in the current quarter.
•	Existing funds will continue to be managed by Greenhill through Mr. Niehaus and other current personnel, all of whom are expected to remain Greenhill employees until transitioned at a later date to the purchasing entity. Following the transition of Mr. Niehaus and other employees to the new entity, Mr. Niehaus will remain a Senior Advisor to the Firm.
•	Greenhill will retain its portfolio of Principal Investments, which had a fair market value of $178.5 million as of September 30, 2009, and will work along with the relevant fund investment teams to maximize the value thereof over a number of years. The Firm intends to use the proceeds of the portfolio, as and when realized, to fund share repurchases and dividends as well as to reduce its modest outstanding debt. Greenhill will make a modest commitment (which will not be charged fees or a profit override) to two successor funds planned by the purchasing entity, and it will own a modest portion of the profit override (or carried interest) in existing funds as well as the two successor funds.
•	Greenhill’s fund placement advisory group will remain as part of Greenhill’s ongoing advisory business and will act as placement agent for the purchasing entity in raising the two planned funds, on customary fee arrangements. Greenhill may also perform other client advisory services for the new entity and its fund portfolio companies from time to time.
“Since inception, Greenhill’s main business has always been providing advice to large corporate and institutional clients on important matters, and we have always been much more narrowly focused on that business than any of our significant competitors. Today’s announcement indicates our intention to focus entirely on that business going forward. There are several factors that led us to this decision. First, even at low points in the cycle like we have been recently experiencing, the market for advisory services is a large one, in which we have a very small market share despite all our success to date. The scale of the opportunity merits our undivided attention. Second, many market observers believe that we are at the beginning of an upturn in the level of transaction activity. In past cycles, transaction activity has expanded dramatically from trough levels. Third, by nearly doubling the number of Managing Directors in our advisory business since early last year, as well as doubling our offices and substantially increasing our industry sector coverage, we have substantially grown our advisory capacity. Our market share has grown significantly over our nearly 14 year history, demonstrated most recently by our year to date advisory revenue performance compared to that of our large competitors, but it remains modest. We believe there remains significant potential for further market share growth as our recent recruits get up to speed and as we add further new geographic and industry sector coverage,” said Robert F. Greenhill, Chairman of Greenhill.
“This transaction is good for our clients and our shareholders. From a client perspective, we will have the least potential for conflicts compared to our much more diversified competitors, and we have no product to sell other than independent advice based on our experience and expertise. All our resources, from senior management on down, will be focused on advising clients. From a shareholder perspective, the transaction is immediately accretive. More importantly, it leaves us in a single business — one that historically has had significant growth, very high profit margins and very modest capital requirements. By avoiding significant additional cash commitments to new funds, we can maximize the value of our large existing portfolio over time, return that value to shareholders through share repurchases and dividends, and continue to expand our client advisory business. At the same time, the transaction begins a transition away from what has been a source of extraordinary revenue and earnings volatility, although earnings volatility inherent in the advisory business will obviously remain,” added Scott L. Bok, Co-Chief Executive Officer.
“It should not be forgotten that our merchant banking business produced substantial revenue and profits in our early years as a public company, which provided the funding to grow the advisory business substantially while keeping our profit margins and returns on equity at levels significantly higher than those of our peers. Our transition to an exit from merchant banking is not a reflection of the quality or the potential of that business. It is merely a reflection of the fact that the opportunity we see in the client advisory business has expanded considerably, and that capital needs and other differences between the two businesses inevitably become more pronounced as they each grow. We now believe it is easier for each business to continue to grow and prosper under separate, independent ownership,” said Simon A. Borrows, Co-Chief Executive Officer.

“My Greenhill Capital Partners colleagues and I are pleased to transition into this next stage of our investment business. We have built a successful investment portfolio, strategy and team of 20 investment professionals over the past ten years. We are proud of the investment record that we have achieved over this time period and are appreciative of the support and the capital that Greenhill and its professionals have provided to us. We look forward to a strong continuing relationship with the Firm and its team of talented advisory professionals. While we will become an independent entity, our strategy, industry focus, portfolio, current funds and access to the Greenhill team and its relationships will remain in place,” said Robert H. Niehaus, Chairman of Greenhill Capital Partners.
About Greenhill
Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles and San Francisco.
About Greenhill Capital Partners
Greenhill Capital Partners (“GCP”) was founded in 2000 and currently manages four private equity funds totaling $1.7 billion in committed capital consisting of two U.S. private equity funds, a European private equity fund and a U.S. venture capital fund (GSAVP). The funds have had a successful track record investing $1.2 billion in more than 50 portfolio companies since inception. Investments have been across five focus industries, including energy, financial services, for-profit education, telecommunications, technology-enabled services and business and information services. GCP’s current and former portfolio companies include Crown Castle International (NYSE: CCI), EXCO Resources (NYSE: XCO), Florida Career College, Heartland Payment Systems (NYSE: HPY), U.S. Exploration and YellowJacket. The Managing Directors of GCP have over 100 years of collective private equity investment experience and have substantial personal capital invested in each of the funds.